As filed with the Securities and Exchange Commission on July 26, 2021.
Registration Statement No. 333-257713

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRESTON HOLLOW COMMUNITY CAPITAL, INC.
(Exact name of registrant as specified in its governing instruments)

Maryland (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	87-1135422 (I.R.S. Employer Identification No.)
1717 Main Street, Suite 3900
Dallas, Texas 75201
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
Jim Thompson
Chief Executive Officer
1717 Main Street, Suite 3900
Dallas, Texas 75201
(214) 389-0800
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copies to:
Jay L. Bernstein, Esq. Jake A. Farquharson, Esq. Jason W. Parsont, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Richard D. Truesdell, Jr., Esq. Pedro J. Bermeo, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel (212) 450-4000 Fax (212) 701-5800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “ large accelerated filer,” “ accelerated filer,” “ smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Emerging growth company ☒	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Preston Hollow Community Capital, Inc. is filing this Amendment No. 2 (the ‘‘Amendment’’) to its Registration Statement on Form S-1 (Registration No. 333-257713) (the ‘‘Registration Statement’’) as an exhibit-only filing to file Exhibits 1.1, 3.2, 4.1, 4.2, 5.1, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16, 10.17, 21.1 and 23.3, none of which (other than Exhibit 3.2) had been previously filed. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.
SEC Registration Fee	$26,413.69
FINRA Filing Fee	$36,816
Listing Fee	$25,000
Accounting Fees & Expenses	$300,000
Legal Fees and Expenses	$1,501,770
Printing Fees and Expenses	$80,000
Transfer Agent and Registrar Fees	$10,000
Miscellaneous	$20,000
Total	$2,000,000
Item 14.   Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property, or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our Charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:
1. the act or omission of the director or officer was material to the matter giving rise to the proceeding and
•
was committed in bad faith; or

•
was the result of active and deliberate dishonesty;

2. the director or officer actually received an improper personal benefit in money, property or services; or
3. in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

The MGCL permits a Maryland corporation to advance reasonable expenses incurred by a director or officer who is party to a proceeding in advance of the final disposition of the proceeding upon its receipt of:
•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•
a written undertaking by the director or officer or on his or her behalf to repay the amount advanced to him or her if it is ultimately determined that the standard of conduct for indemnification by the corporation was not met.

Our Charter obligates us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•
any individual who served any predecessor of our company, including PHC LLC in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require that, subject to certain conditions, we indemnify each director and officer to the fullest extent permitted by law against any and all liabilities and expenses to which they may become subject by reason of their service as a director, officer, employee, or agent of our Company, and that we advance to each director and officer all related expenses incurred by each director or officer in defense of any claim or proceeding without any preliminary determination of the director’s or officer’s entitlement to indemnification; provided, that any amounts advanced will be refunded to us by the indemnified director or officer if it is ultimately determined that they did not meet the standard of conduct necessary for indemnification. The indemnification agreements also require that we maintain directors’ and officers’ liability insurance covering our directors and officers on terms at least as favorable as the policy coverage in place as of the date each indemnification agreement is entered into. Each indemnification agreement may only be amended by the mutual written agreement of our Company and the director or officer party thereto.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities
On June 23, 2021 and July 12, 2021, respectively, (i) the Registrant issued 50 shares of Class A common stock, and (ii) PHCC OP, LP issued 50 Class A OP units to Preston Hollow Capital, LLC, each at a price of $10 per share and unit, for an aggregate purchase price of $1,000. In connection with Preston Hollow Capital, LLC's purchase of 50 Class A OP units the Registrant also issued to Preston Hollow Capital, LLC, 50 shares of Class B common stock for $10.00 in the aggregate (representing 2%, or 1/50, of the purchase price per share of the Class A OP Units).
The issuance of the Class A common stock, Class B common stock, and OP units described above was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering.

Item 16.   Financial Statements and Exhibits
(A) Financial Statements: See Index to Financial Statements.
(B) Exhibits: The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-1:
Exhibit	Description
1.1	Form of Underwriting Agreement
3.1*	Form of Articles of Amendment and Restatement
3.2	Form of Amended and Restated Bylaws
4.1	Form of Specimen Class A Common Stock Certificate of Preston Hollow Community Capital, Inc.
4.2	Form of Specimen Class B Common Stock Certificate of Preston Hollow Community Capital, Inc.
5.1	Opinion of Clifford Chance US LLP
10.1	Form of Shared Resources and Cooperation Agreement
10.2	Form of Registration Rights Agreement
10.3	Form of First Amended and Restated Limited Partnership Agreement
10.4†	Form of 2021 Equity Incentive Plan
10.5	Form of Indemnification Agreement
10.6	Form of Tax Receivables Agreement
10.7*	Standard Terms and Provisions of Trust Agreement with respect to Taxable Term A/B Trust Certificates, Class A and Taxable Term A/B Trust Certificates, Class B, dated August 6, 2020
10.8*	Amendment No. 2 to Credit Facility dated February 26, 2021, amending and restating the Credit
Facility Agreement dated July 2, 2019 by and between Preston Hollow Capital, LLC and Mitsubishi UFJ
Trust and Banking Corporation.
10.9†	Form of Employment Agreement by and between Preston Hollow Community Capital, Inc. and Jim Thompson.
10.10†	Form of Employment Agreement by and between Preston Hollow Community Capital, Inc. and Cliff Weiner.
10.11†	Form of Employment Agreement by and between Preston Hollow Community Capital, Inc. and Paige Deskin.
10.12†	Form of Employment Agreement by and between Preston Hollow Community Capital, Inc. and Ramiro Albarran.
10.13†	Form of Employment Agreement by and between Preston Hollow Community Capital, Inc. and Charlie Visconsi.
10.14†	Form of Restricted Stock Unit Grant and Agreement
10.15†	Form of Restricted Stock Grant and Agreement
10.16†	Form of LTIP Unit Award Agreement
10.17	Form of Contribution Agreement
21.1	List of subsidiaries of Registrant
23.1*	Consent of KPMG LLP, independent registered public accounting firm with respect to Preston Hollow

Exhibit	Description
Community Capital, Inc.
23.2*	Consent of KPMG LLP, independent registered public accounting firm with respect to Preston Hollow Capital, LLC
23.3	Consent of Clifford Chance US LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney
99.1*	Consent of Jim Thompson as a director nominee
99.2*	Consent of Christopher Doody as a director nominee
99.3*	Consent of Alex Rogers as a director nominee
99.4*	Consent of Mindy Hegi as a director nominee
99.5*	Consent of J. Brendan Herron as a director nominee
† Indicates management contract or compensatory plan.
* Previously filed.
Item 17.   Undertakings
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, in the State of Texas, on this 26th of July, 2021.
PRESTON HOLLOW COMMUNITY CAPITAL, INC.
By:
/s/ Jim Thompson

Name: Jim Thompson
Title: Sole director of the Board of Directors, Chairman nominee, Chief Executive Officer, and President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Date: July 26, 2021	/s/ Jim Thompson Jim Thompson Sole director of the Board of Directors, Chairman nominee, Chief Executive Officer, and President (Principal Executive Officer)
Date: July 26, 2021	/s/ Paige Deskin Paige Deskin Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)